Issuer Free Writing Prospectus, dated March 17, 2011
Filed Pursuant to Rule 433 of the Securities Act of 1933
Relating to Preliminary Prospectus dated March 9, 2011 and filed on March 10, 2011
Registration Statement No. 333-168407

Preferred Apartment Communities, Inc.
March 17, 2011

This issuer free writing prospectus relates only to the shares of common stock (“common stock”), par value $0.01 per share, of Preferred Apartment Communities, Inc. (the “Company”) described below and should be read together with the preliminary prospectus filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on March 10, 2011 (the “Preliminary Prospectus”) included in the registration statement on Form S-11 (File No. 333-168407) (the “Registration Statement”) relating to these shares of common stock.  The Registration Statement and the Preliminary Prospectus included therein can be accessed at the following website:  http://www.sec.gov/Archives/edgar/data/1481832/000114420411013861/v214137_s11a.htm.

Investor Presentation

The Investor Presentation, which includes a video, a transcript of which is attached as Annex A below and is incorporated herein by reference, is attached as Annex B below and is incorporated herein by reference.

Letters Prepared in Connection with the Directed Share Program

On March 14, 2011, the Company contacted potential investors for investment in the Company’s underwritten offering through its directed share program.  The Company distributed letters to potential groups of investors, which are attached as Annex C-1, Annex C-2, Annex C-3, Annex C-4 and Annex C-5 below and incorporated herein by reference.

1

Forward-Looking Statements

We make forward-looking statements in this free writing prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	use of proceeds of the offerings;
•	our business and investment strategy;
•	our projected operating results;
•	actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;
•	the state of the U.S. economy generally or in specific geographic areas;
•	economic trends and economic recoveries;
•	our ability to obtain and maintain financing arrangements, including through Fannie Mae and Freddie Mac;
•	financing and advance rates for our target assets;
•	our expected leverage;
•	general volatility of the securities markets in which we invest;
•	changes in the values of our assets;
•	our expected portfolio of assets;
•	our expected investments;
•	interest rate mismatches between our target assets and our borrowings used to fund such investments;
•	changes in interest rates and the market value of our target assets;
•	changes in prepayment rates on our target assets;
•	effects of hedging instruments on our target assets;
•	rates of default or decreased recovery rates on our target assets;
•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;
•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;
•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;
•	our ability to maintain our exemption from registration under the Investment Company Act;
•	availability of investment opportunities in mortgage-related and real estate-related investments and securities;
•	availability of qualified personnel;
•	estimates relating to our ability to make distributions to our stockholders in the future;
•	our understanding of our competition; and
•	market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy.

2

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in the Preliminary Prospectus under the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”  If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.  Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us.  Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  In particular, you should carefully read the risk factors described in the preliminary prospectus, in the final prospectus, in any related prospectus supplement and in the documents incorporated by reference in the preliminary prospectus, the final prospectus and any related prospectus supplement.  The registration statement has not been declared effective by the SEC and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the registration statement becoming effective and the filing of the final prospectus with the SEC.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively the issuer and the underwriters will arrange to send you the prospectus if you request it by calling Marty Gaia at (901) 251-1330 at Wunderlich Securities, Inc., 6000 Poplar Avenue, Suite 150, Memphis, Tennessee 38119.

3

ANNEX A

Transcript of Video

[Slides 1, 2 and 3]  John A. Williams:  [Slide 4] Welcome to the Preferred Apartment Communities IPO Roadshow.  I'm John A. Williams, Chief Executive Officer, sponsor of Preferred Apartment Communities, Inc.  [Slide 5] Our initial public offering of common stock will consist of $45 million in size, $10.00 per share, four and a half million shares.  We intend to qualify as a REIT.  Therefore, 90% of our distributable income will be paid out in the form of a dividend.  There is an overallotment option of 675,000 shares.  Through a separate affiliate investment, there will be $5 million of additional common stock bought through a fund that I control – Williams Opportunity Fund.  [Slide 6] Preferred Apartment Communities, Inc. is a recently organized Maryland corporation that intends to acquire U.S. multifamily properties.  It will be immediately listed on the AMEX under the symbol "APTS" creating instant liquidity for our shareholders.  PAC is led  and sponsored by myself who is formerly the founder and CEO of Post Properties, Inc.  Many people say Post Properties Inc. was the most successful IPO in the history of the REIT world.  I led Post Properties as a public company for nine years.  During that time, we had nine consecutive years of dividend increases.  Also during that time, our assets grew from $600 million to $2.9 billion.  All our apartment communities will be branded as a Preferred Apartment Community and we'll discuss that later on in the presentation.  PAC will be run by a highly experienced external management team.  I don't know of any management team in the apartment world that has more experience than our group.  Virtually all costs of managing the REIT are passed onto the advisor with a fee cap of 1.5% of gross asset values.  There will be no salaries at the REIT level and there will be only nominal costs at the REIT level itself.  The PAC team has targeted a number of multifamily assets to be acquired just after the closing of the IPO.  [Slide 7] The multifamily housing business depends on supply and demand and we're in excellent shape from that standpoint.  [Slide 8] Through the recent economic downturn, the apartment sector performed better than any other area in the real estate business.  Apartment absorption during the last year has been rapidly increasing.  In our own portfolio, we have noticed increasing NOI's, increasing occupancy and increasing revenues.  [Slide 9] One of the drivers of demand for multifamily is demographic changes.  There are approximately 84 million echo boomers that are coming into the market and the majority of these should be renters.  In the last school year, we had more students registered at universities than at any time in our country's history and obviously, many of them will be apartment renters.  Our planned focus on quality of product, security and customer service should appeal to these echo boomers.  [Slide 10] One of the most significant contributors to the projection for new rental demand is homeownership –  66.9% as of June 30, 2010 down from 69.2% in 2004.  We believe this home ownership rate should decrease as indicated in the chart below to substantial levels, which will allow increased occupancy for multifamily apartments.  [Slide 11] We believe the supply pipeline should contract to historical lows.  Currently, there are 118,000 units a year lost to obsolescence and conversion.  We're barely building that many apartments today.  Many of those apartments that are being built are actually credit-assisted or government-assisted housing and don't compete with the Class A apartments that we'll be involved in.   So we expect demand for apartments to increase dramatically in the next few years.  These factors should lead to increased rent rolls, enhanced occupancy levels and strong NOI growth.  [Slide 12] With the supply shortage and improving economic fundamentals, multifamily housing should be able to generate excellent growth in net operating income.  Ron Witten Advisors, who is the leading forecaster in the real estate area, forecasted NOI growth should exceed 10% in 2012 and average more than 8% over the next three years.  I actually think that we'll do better than that.  [Slide 13] I'll now call on Lenny Silverstein, Executive Vice President of Preferred Apartment Communities and my partner, to talk about our structure.  Lenny . . .

Lenny Silverstein:  [Slide 14] Thanks John.  [Slide 15] Preferred Apartment Communities is structured as a typical up-REIT.  However, we've made some refinements to this structure that we believe clearly distinguishes ourselves from our competition as well as makes us a safer and more secure investment for all of our shareholders.  As an up-REIT, we can acquire our multifamily assets using three types of currency – cash, common stock (which will be traded on the American Stock Exchange and listed on that Exchange), as well as operating partnership units or OP units.  These OP units are exchangeable for shares of our common stock on a 1-for-1 basis, but more importantly, it allows the sellers of the properties that we acquire to defer a tax treatment in connection with the sale of those assets.  One of the key structures with respect to our REIT is that we will acquire all of our properties through separate special purpose entities and we will finance each of these properties using financing techniques for that property alone.  Also, we will not cross-collateralize any of these properties.  By doing this, we don't risk having one individual property taint all of the assets in our portfolio and, as a result, we won't have a domino effect with respect to any one property bringing down the mother ship or the public company in the event one property has financially adverse results.  Also, in connection with the financings of each of our properties, we don't expect to have the public company or Preferred Apartment Communities guarantee any of the loans that we use in order to acquire our properties.  Again, this is another technique that we're using to try to make your investment in Preferred Apartment Communities safer.  [Slide 16] Another key element to our structure is that we're externally advised.  John Williams has put together a fabulous management team.  Recently, someone had asked us how long has our management team worked together.  After conducting a quick survey, we determined that we have about 256 individuals who have collectively over 3,900 years of experience working together.  Now this is an incredible amount of experience with respect to this management team.  And frankly, it is pretty amazing.  Our management team does not need any on-the-job training – we've already been there and we've done that.  We have no learning curve.  And our expertise, as you will see from this slide, falls into three main categories.  The first category is property level management.  Our property level management team currently manages over 32,000 apartment units across 17 different states.  This provides us with an incredible wealth of knowledge and with many, many boots on the ground.  We basically have real time information, with real time people, with real time data and as a result of that, we have specialized information on submarket by submarket basis for the areas that we're looking to invest in.  Our property level management team also prepares all the property level financial information and then we roll that information up to our second area of expertise, which is what we call asset management.  Our asset management team is responsible for implementing the strategies that we have for all of our properties, as well as rolling up the financial data from the individual properties into an aggregate whole.  In addition, our asset management team is responsible for identifying, conducting extensive due diligence, financing and ultimately closing each of our apartment acquisitions.  It is a very big responsibility and we have wonderful people in our asset management group that are able to handle this.  Our third area of expertise is what I would call the corporate or back of the house functions.  Basically, this includes our legal, accounting, IT, investor relations, capital management and corporate governance services for the benefit of our shareholders.  And, speaking of corporate governance, we have a wonderful board of directors that consists of seven members.  John Williams and myself constitute two of those members, but we also have five independent directors, each of whom in their own right has had a very, very successful career.  Because of the depth and experience of our management team, it became readily apparent that our new REIT could not afford the costs of this management platform and, as John alluded to earlier, as a result, we set up our external advisor to manage our company.  But in doing so, we have put a hard cap on our expenses and fees to be paid to this management team.  The cap, as John referenced, was equal to 1.5% of the gross value of all of our assets and this covers our G&A, property level management, as well as asset management services.  And with respect to our board of directors, our board of directors are being paid in stock of the company. We believe this is very important because we want to align their interests with your interests.  So in summary, we believe that we've designed a public company platform that mitigates to our shareholders any of the risks that you would normally see in a public company, we cap expenses paid to our advisor, and most importantly, we also promote very good corporate governance.  So at this point, I'd like to turn the microphone back over to John.

John Williams:  [Slide 17] Thanks Lenny.  As you can see from this slide, I've had substantial experience in real estate – most of it in the multifamily apartment area.  I think I have built, managed and owned more apartments than anybody else in the country and certainly know the apartment business very well and have run a public company in the apartment area – Post Properties. [Slide 18] I'm joined with three other wonderfully talented individuals – Lenny Silverstein, whom you've met, Mike Cronin and Bill Leseman who will assist me in managing the REIT.  They're all very experienced.  [Slide 19] Let me now talk to you about our strategy for a Preferred Apartment Community.  [Slide 20] We'll be developing a brand of Preferred Apartment Community.  Think of Relais & Châteaux.  Our branding strategy will be implemented through five steps.  PAC intends to acquire high quality modern properties – no fixer uppers, no failed properties, no very old properties.  We'll be developing a very innovative rewards program.  Think of Delta Airlines or American Express.  Our residents have a number of opportunities to earn points with us – paying their rent on time, referring another customer to us.  These points can be utilized for cash or for services.  We also find these echo boomers want instant information and instant service so we'll be creating a 24 hour, seven day a week, concierge service for our residents.  Again, a very unique opportunity in the apartment business.  Quality of service is also very important.  We'll be investing substantial sums of money to make sure that our on-site folks are the best professionals in the business.  From a security standpoint, we'll have all the innovations that we're familiar with.  These young people that we'll be renting to want to know that they can count on us for peace of mind.  And that means the quality of resident next to them as well as gating and all the other things that we can do to make sure that they are safe and secure.  If you know anything about me, you know my commitment to landscaping and we'll have impeccably landscaped grounds that will be well maintained.  There's nothing that I know of that basically proves to our customers how committed we are to them than having great landscaping.  [Slide 21] Again, we expect to acquire modern, well built assets in large urban markets.  We're not looking to buy fixer uppers, we're not looking to buy properties that have inherent problems, or perhaps in default.  We're looking for cash flowing, wonderful well built properties in wonderful submarkets.  Our assets should be high quality and in great submarkets.  We'll be targeting for a five year cash on cash return of approximately 8.5 to 10%.  Targeted cap rates will be between 6 and 7.  Again, we will buy, not build; however, we will consider a forward purchase contract.  Today, we can purchase at below replacement cost.  So we don't want to take the risk of developing our own properties and taking the risk of construction.  All of our assets again will be a Preferred Apartment Community brand, a very significant brand.  We'll take advantage of historically low rates from Fannie Mae and Freddie Mac.  [Slide 22] I'll call on John Isakson to talk a little bit more about our markets.

John Isakson:  [Slide 23] Thank you John.  The next slide in our presentation is our target markets map.  [Slide 24] This slide illustrates the markets that we feel present the best opportunities for acquisition in the current climate.  The area highlighted in red is the current footprint for our operations.  As John mentioned, we have over 32,000 units under ownership and management and this gives us excellent market intelligence and real time data.  It gives us the confidence to acquire the assets we look at.  This real time market intelligence allows us to identify, assess and acquire assets with a greater degree of sophistication than almost any of our competitors.  [Slide 25] This is an excellent lead-in into the next two slides, which provide us with a summary of the two assets we will initially acquire in the IPO.  The first asset is Oxford Summit,  constructed in 2007 in Atlanta, Georgia in a northern Atlanta suburb.  The property at the end of 2010 was 95% occupied and since the end of the first quarter, it had gross income increase of over 5.29%.  We're very excited about this asset.  Its location and submarket provides access to job centers, recreation, and shopping and provides an excellent unit mix, floor plan and a complete and modern amenity package.  [Slide 26] The next asset is Oxford Rise located in Philadelphia, Pennsylvania.  This is the affluent North Chester County suburb.  The property was completed in 2009, stabilized in 2010.  It's had excellent growth in 2010.  The property was 94% occupied at the end of the year and since the end of the first quarter had experienced income growth of over 30%.  This property is in a high barriered entry market with difficult title and permitting process that gives us comfort in the coming years that the property will produce excellent results for the company.  [Slide 27] And now, I'd like to turn the presentation back over to John Williams for our conclusion.

John Williams:  [Slide 28] Thanks John.  In conclusion, let me explain to you why I think this is such a wonderful opportunity to invest in Preferred Apartment Communities and invest in the apartment industry at a wonderful time.  We have an experienced organization.  As Lenny has told you, we have over 250 associates who have worked for me for almost 4000 years.  There is no more experienced or better equipped team in the apartment world than our group.  We have no legacy assets.  All of our properties will be relatively new and will be cash flowing and stable.  We have a unique formula that allows us to have caps on our expenses.  This should protect our shareholders and make for a wonderful opportunity to have increased dividends, cash flow and stock values.  The wind is at our back.  As you can see from the slide, we have strong multifamily dynamics, great demand and very few new units being built today.   Our structure is a REIT.  It requires us to distribute 90% of our taxable income.  We hope that our dividends should grow strongly over time.  We have stable assets, we'll be buying stable assets that offer immediate cash flow.  No fixer uppers, no distressed assets, and we will not be constructing assets out of our own portfolio.  We'll be involved in forward commitments, which will limit our risk.  We have a robust acquisition pipeline.    There are many opportunities today to buy apartments and we can buy them below replacement cost which makes it a fantastic time to buy apartments.  We already have assets under contract and we'll fully fund out the IPO capital raise shortly after closing.  Again, thanks for joining us and we'll hope you'll have an interest in Preferred Apartment Communities.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  In particular, you should carefully read the risk factors described in the preliminary prospectus, in the final prospectus, in any related prospectus supplement and in the documents incorporated by reference in the preliminary prospectus, the final prospectus and any related prospectus supplement.  The registration statement has not been declared effective by the SEC and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the registration statement becoming effective and the filing of the final prospectus with the SEC.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively the issuer and the underwriters will arrange to send you the prospectus if you request it by calling Marty Gaia at (901) 251-1330 at Wunderlich Securities, Inc., 6000 Poplar Avenue, Suite 150, Memphis, Tennessee 38119.

ANNEX B

Investor Presentation

U.S. SECURITIES AND EXCHANGE COMMISSION LEGEND

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  The prospectus in that registration statement is available on this site and may be printed.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.  Alternatively, you can obtain a copy of the prospectus after filing by calling the underwriter.

SEC Information

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor offers to buy be accepted prior to the time the registration statement becomes effective.  This transmission shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Roadshow Conditions

THE PRINTING, COPYING, DOWNLOADING, OR DISTRIBUTION OF ANY ROADSHOW MATERIAL IS NOT PERMITTED.

Forward-Looking Statements

The issuer makes forward-looking statements in this presentation that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of its business, financial condition, liquidity, results of operations, plans and objectives. When the issuer uses the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “may” or similar expressions, it intends to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	use of proceeds of the offerings;
•	the issuer’s business and investment strategy;
•	the issuer’s projected operating results;
•	actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;
•	the state of the U.S. economy generally or in specific geographic areas;
•	economic trends and economic recoveries;
•	the issuer’s ability to obtain and maintain financing arrangements, including through Fannie Mae and Freddie Mac;
•	financing and advance rates for the issuer’s target assets;
•	the issuer’s expected leverage;
•	general volatility of the securities markets in which the issuer invests;
•	changes in the values of the issuer’s assets;
•	the issuer’s expected portfolio of assets;
•	the issuer’s expected investments;
•	interest rate mismatches between the issuer’s target assets and its borrowings used to fund such investments;
•	changes in interest rates and the market value of the issuer’s target assets;
•	changes in prepayment rates on the issuer’s target assets;
•	effects of hedging instruments on the issuer’s target assets;
•	rates of default or decreased recovery rates on the issuer’s target assets;
•	the degree to which the issuer’s hedging strategies may or may not protect it from interest rate volatility;
•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;
•	the issuer’s ability to maintain its qualification as a REIT for U.S. federal income tax purposes;
•	the issuer’s ability to maintain its exemption from registration under the Investment Company Act;
•	availability of investment opportunities in mortgage-related and real estate-related investments and securities;
•	availability of qualified personnel;
•	estimates relating to the issuer’s ability to make distributions to its stockholders in the future;
•	the issuer’s understanding of its competition; and
•	market trends in the issuer’s industry, interest rates, real estate values, the debt securities markets or the general economy.

The forward-looking statements are based on the issuer’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the issuer. Some of these factors are described in the issuer’s prospectus under the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”  If a change occurs, the issuer’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements.  Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for the issuer to predict those events or how they may affect it.  Except as required by law, the issuer is not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PREFERRED APARTMENT COMMUNITIES℠

IPO Roadshow 2011

PREFERRED APARTMENT | COMMUNITIES

Disclaimer

This Investor Presentation ("Presentation") has been produced by Preferred Apartment Communities, Inc. ("PAC") solely for use at this investor presentation held in connection with the contemplated public offering of Common Stock of PAC, and may not be reproduced or redistributed, in whole or in part, to any other person. You agree to return this Presentation to representatives of PAC administering this investor presentation prior to leaving the meeting. By attending the meeting where this Presentation is made, or by reading the Presentation slides, you agree to be bound by these limitations.

PAC has filed a registration statement ("Registration Statement"), including a prospectus ("Prospectus") with the Securities and Exchange Commission ("SEC") for the public offering of its Common Stock to which this Presentation relates. Before you invest, you should read the Prospectus in that registration statement for more complete information about PAC and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, PAC or Wunderlich Securities, PAC's lead underwriter, will arrange to send to you the Prospectus if you request by calling (901) 251-1330.

This Presentation includes forward-looking statements made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates," "expects," "should," "intends," "targeted," and similar expressions generally identify forward-looking statements and should be read carefully. These statements are based on PAC's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Some of these risks, for example, include operating performance and expectations of future events, trends or developments such as targeted acquisitions, leasing and demographic changes. The Prospectus contained in the Registration Statement describes many risk factors that could affect these beliefs and expectations, and you should read the Prospectus in its entirety before any investment in the Common Stock.

The properties depicted in this presentation are of two multifamily assets that PAC currently has under contract to acquire. PAC does not currently own these properties and is providing no assurances that it will be able to acquire these properties. The pictures of these properties are meant to be merely representative of the type of assets PAC intends to acquire, and actual assets acquired other than these two properties will vary.

3

Offering Summary

PREFERREDAPARTMENT | COMMUNITIES™

▪ **Offering Type:**	Initial Public Offering of Common Stock
▪ **Proposed Listing:**	AMEX (Symbol: APTS)
▪ **Offering Size:**	$45,000,000 (1)
▪ **Price per Share:**	$10.00
▪ **Common Stock to be Outstanding:**	4.5 million shares (1)
▪ **Distributions:**	PAC intends to make regular quarterly distributions. U.S. tax law generally requires a REIT to distribute annually 90% of its REIT taxable income
▪ **Overallotment Option:**	The underwriter has the option to sell up to an additional 675,000 shares of PAC's Common Stock within 30 days from the date of the Prospectus
▪ **Separate Affiliate Investment:**	$5,000,000 in additional common shares to be acquired at IPO price by the Williams Opportunity Fund through a separate, concurrent private placement

(1) Does not include Separate Affiliate Investment or 36,666 common shares previously issued by PAC. See our Prospectus for further clarification.

5

Opportunity Overview

PREFERRED APARTMENT COMMUNITIES

- Preferred Apartment Communities, Inc. ("PAC") is a recently-organized Maryland corporation that intends to acquire U.S. multifamily properties
- PAC will be immediately listed on AMEX under the symbol APTS, creating instant liquidity for shareholders
- PAC is led and sponsored by John A. Williams, founder and former CEO of Post Properties , Inc. (NYSE: PPS)
  - Mr. Williams led the Post Properties IPO, which resulted in 9 years of consecutive dividend increases
  - During his tenure Post Properties gross asset value grew from $0.6B to $2.9B
- All apartment communities will be branded as "A Preferred Apartment Community"
- PAC will be run by a highly experienced external management team
  - Virtually all costs of managing the REIT are passed on to the advisor with a fee cap of 1.5% of GAV (excepting nominal director costs, transactional costs and certain audit and legal expenses). There will be no salaries at the REIT level.
- The PAC team has targeted a number of multifamily assets to acquire soon after closing

6

Market Update

PREFERRED APARTMENT COMMUNITIES℠

7

Multifamily Housing Demand Increasing, Supply Decreasing

- Multifamily sector was resilient through the recent economic downturn
- Apartment absorption has recently outperformed the corresponding drop in employment and has seen a recent surge (Witten Advisors, 3Q10 report)

Job Growth Rate
Apartment Absorption Rate*
June
Aug
Year-Year % Change
4%
3%
2%
1%
0%
-1%
-2%
-3%
-4%
-5%
-6%
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010

Source: Witten Advisors Third Quarter 2010 Markets Update and Strategy Presentation and U.S. Bureau of Labor Statistics

8

Demographic Change Favors Multifamily

PREFERREDAPARTMENT | COMMUNITIES

- There are approximately 84 million "echo boomers" born between 1977 and 1996 coming into the market, the majority should be renters
- For the school year 2009-2010 more people registered at universities in the United States than at any other time in history
- PAC's planned focus on quality product, security and customer service should appeal to the "echo boomers"

Population by Age
Population
50,000,000
40,000,000
30,000,000
20,000,000
10,000,000
-
Under 5
5 to 14
15 to 24
25 to 34
35 to 44
45 to 54
55 to 64
65 to 74
75 to 84
85+

Source: U.S. Census Bureau data (December 2002 – July 2008)

9

Single Family Home Ownership Faces Challenges

PREFERREDAPARTMENT | COMMUNITIES™

- One of the most significant contributors to the projection for new rental demand is the level of homeownership in the United States (~66.9% as of 6/30/10, down from a high of 69.2% in 2004)
- PAC believes homeownership rates should decrease as indicated by the chart below

U.S. Historical & Projected Homeownership Rate
70.00%
69.00%
68.00%
67.00%
66.00%
65.00%
64.00%
63.00%
1965
'70
'75
'80
'85
'90
'95
'00
'05
'10
'15
Recession
US Homeownership Rate
Projected Homeownership Rate

Source: Figures based on U.S. Census Bureau data and related Arthur C. Nelson forecast (MRC, Univ. of Utah).

10

Supply Constraints Enhance the Multifamily Market

PREFERREDAPARTMENT | COMMUNITIES

Historical U.S. Multifamily Construction Permits

Total Permits (000's)
1200
1000
800
600
400
200
0
1960
1965
1970
1975
1980
1985
1990
1995
2000
2005
2010

Historical Permitting Comparison

Thousands
450
400
350
300
250
200
150
100
50
0
Average Annual Multifamily Permits 1960-2008
Total 2008 Multifamily Permits
Total 2009 Multifamily Permits
Total 2010 Multifamily Permits

Source: U.S. Census Bureau data as presented by Axiometrics, Inc.

- PAC believes the supply pipeline should contract to historical lows
- Anticipated loss of 118,000 units annually due to obsolescence & conversion
- PAC expects demand for apartments to increase
- These factors should lead to increased rent growth and enhanced occupancy levels

11

PREFERREDAPARTMENT | COMMUNITIES™

Anticipated NOI Growth

- With a supply shortage and improving economic fundamentals, multifamily housing should be able to generate excellent growth in Net Operating Income (NOI)
- Witten Advisors forecasts that NOI growth should exceed 10% in 2012 and should average more than 8% over the three year period of 2011-2013

15%
10%
5%
0%
-5%
-10%
Year-Year Change in Average Net Operating Income
1Q96
1Q97
1Q98
1Q99
1Q00
1Q01
1Q02
1Q03
1Q04
1Q05
1Q06
1Q07
1Q08
1Q09
1Q10
1Q11
1Q12
1Q13
4Q12
10.1%
4Q13
9.2%
4Q11
4.9%
4Q10
-3.5%

Source: Witten Advisors Third Quarter 2010 Markets Update and Strategy Presentation.

12

PREFERRED APARTMENT COMMUNITIES℠

Leonard A. Silverstein

Executive Vice President

Management & Organization

PREFERREDAPARTMENT | COMMUNITIES℠

14

Organization Overview

PREFERREDAPARTMENT | COMMUNITIES

Preferred Apartment Communities, Inc.
Common Stockholders
Management Agreement
General Partner (99.99%)
Preferred Apartment Advisors, LLC
Special L.P.
(0.01%)
Preferred Apartment Communities Operating Partnership, L.P.
Property
Property
Property
Property
Property
Property
Property
Property
Property

- All properties will be separately financed and owned in Special Purpose Entities (SPEs) with no cross collateralization
- No loans expected to be guaranteed by PAC at the REIT level

15

Preferred Apartment Advisors

Preferred Apartment Advisors, LLC
Legal & Compliance
Investment Committee
Williams Realty Advisors (WRA)
Williams Asset Management (WAM)
Williams Residential Management (WRM) / RAM Partners (RAM)
Investor / Shareholder Relations
Consolidated Accounting & Reporting
Investor / Shareholder Communications
Capital Management
Information Technology
Acquisition & Disposition Services
Asset Management
Property Level Financing
Property Management
Training
Property Level Accounting & Reporting

- Experienced management team – No learning curve
- 1.5% GAV cap on fees to the advisor (for G&A, asset management and property management combined)
- Sector-focused operating platform & management team delivers expertise in:
  - Managing a public company
  - Access to deal flow
  - Financing and deal structuring
  - Asset Management
  - Property Management
  - Accounting and Reporting
  - Local relationships and market knowledge

16

John A. Williams (Chief Executive Officer)

PREFERREDAPARTMENT | COMMUNITIES™

- John A. Williams has directed and coordinated the development, construction, and management of real estate developments for more than four decades, including more than $5 billion in real estate developments of which approximately $3.5 billion of this activity has focused on multifamily housing (100,000+ apartments)
- Mr. Williams founded Post Properties, Inc. in 1970 and directed its activities as a private company until its highly successful IPO in 1993, by which time Post Properties had become a vertically-integrated real estate company with over 14,000 units and over 900 employees
- He continued as CEO of Post Properties until July 2002 and as Chairman until March 2003, at which time Post Properties had a total of 79 properties containing 29,199 units and a total gross asset value of approximately $2.9B
- Since his departure from Post Properties, Mr. Williams has made investments in a series of real estate development and service firms, creating an association of real estate operations with over 800 employees with development projects totaling approximately $3 billion
- Mr. Williams has been a national leader in the urban development concept, with his urban mixed-use projects having won numerous local and national awards, in addition to being an early pioneer in green development including recycling in apartment communities, superior insulation, energy efficient appliances and environmentally conscious building materials
- Some of the 40 awards, honors and medals Mr. Williams has received over his 42 years of success in the industry include: being named "Entrepreneur of The Year," by both Stanford Business School and Ernst & Young in 1990 and 1988 respectively; The Wall Street Transcript "CEO Award for Commercial Real Estate," in 1995 along with being named "CEO of The Year," by Financial World, in 1996; listed on National Real Estate Investor's list of "The 20th Century's Most Influential Developers," along with Atlanta Business Chronicle's award for "Atlanta Residential Developer of The Decade," for the 1990's; followed by, Harvard Business School extending its "Community Leadership Award" to Mr. Williams in 2000; induction into the Multi-Housing News Hall of Fame: First Class in 2004 and The Four Pillar Award in 2007 by The Council for Quality Growth

17

PREFERRED APARTMENT COMMUNITIES™

Key Management Biographies

Leonard A. Silverstein (Executive Vice President, General Counsel and Secretary)

- Mr. Silverstein has served as Executive Vice President, General Counsel and Secretary of PAC since our formation
- Mr. Silverstein has also served as General Counsel of Williams Realty Advisors, LLC since February 2005 and Chief Operating Officer of Corporate Holdings, LLC since October 2004
- From August 1994 to 2004, Mr. Silverstein was a partner at the law firm of McKenna, Long & Aldridge LLP; and from January 1991 to August 1994, Mr. Silverstein was a partner at the law firm of Powell, Goldstein, Frazer & Murphy LLP, where he began his legal practice in 1983

William F. Leseman (Executive Vice President – Property Management)

- Mr. Leseman has served as Executive Vice President – Property Management since formation
- Mr. Leseman has over 26 years of experience in property management and since 1995 has served as President of RAM Partners, LLC, a full-service property management firm that leases and manages over 120 multi-family properties totaling approximately 31,000 units
- From 1989 to 1995, Mr. Leseman served as Senior Vice President of property management for Post Properties, Inc. (NYSE: PPS), and was responsible for the management of more than 16,000 apartment units; prior to which he served in a variety of other senior property management roles

Michael J. Cronin (Chief Accounting Officer & Treasurer)

- Mr. Cronin has served as Chief Accounting Officer and Treasurer of PAC since formation
- Mr. Cronin has served in various capacities since joining Williams Realty Advisors, LLC in December 2005, most recently as Chief Financial Officer since October 2008
- Prior to joining Williams Realty Advisors, Mr. Cronin served as Vice President of Morgan Stanley Real Estate Advisors from February 2004 to December 2005; as Chief Financial Officer of Hatfield Philips, commercial real estate company, for three years prior to joining Morgan Stanley Real Estate Advisors; and in total has over 25 years of accounting, reporting and finance experience in the real estate field

18

Strategy & Acquisition Pipeline

PREFERREDAPARTMENT | COMMUNITIES℠

19

Creating "A Preferred Apartment Community"

PREFERREDAPARTMENT | COMMUNITIES

- Developing the brand: "A Preferred Apartment Community"
- Branding strategy will be implemented through:

Quality Properties	PAC intends to acquire high-quality, modern properties
Branding	Innovative reward program with 24/7 concierge service for residents
Quality of Service	Consistently high customer service from highly trained professionals
Security	Commitment to security for peace of mind
Landscaping	Impeccably landscaped and maintained

20

Acquisition Strategy Overview

PREFERREDAPARTMENT | COMMUNITIES

- PAC expects to acquire modern, well built assets in large urban markets
- Key property characteristics:
  - Assets should be in high quality submarkets in major cities
  - Targeted 5-year average Cash-on-Cash returns of approximately 8.5% to 10.0%
  - Target Cap Rates likely averaging between 6.00% and 7.00%
  - Buy, not build; however, PAC would consider a forward purchase contract
  - All assets will be branded "A Preferred Apartment Community"
- PAC intends to take advantage of Freddie Mac and Fannie Mae financing, which is currently at historically low costs

21

PREFERRED APARTMENT COMMUNITIES℠

John Isakson

CEO , Williams Asset Management

Strategy & Acquisitions

PREFERRED APARTMENT COMMUNITIES

John A. Isakson (CEO, Williams Asset Management)

- Mr. Isakson will direct the acquisition, financing, asset management and disposition efforts for Preferred Apartment Advisors, LLC
- Williams Asset Management currently provides asset management services to the Williams Multifamily Acquisition Fund. Mr. Isakson is also on the Management Committee for the fund
- Mr. Isakson co-founded Williams Asset Management with John Williams in 2005 and has over 18 years of experience in acquisitions, financing, asset management and dispositions with several institutions and private companies

23

Illustrative Potential Target Markets Map

- Illustrative map of potential target markets, with initial focus areas highlighted in red:

Seattle, WA
Salt Lake City, UT
Denver, CO
Chicago, IL
Philadelphia, PA
Boston, MA
NY/North New Jersey
Washington, DC
Baltimore, MD
Tidewater Market, VA
Charlotte, NC
Raleigh, NC
Los Angeles, CA
San Diego, CA
Phoenix, AZ
Nashville, TN
Atlanta, GA
Dallas, TX
Austin, TX
San Antonio, TX
Orlando/Tampa, FL
OR
ID
MT
WY
ND
SD
MN
WI
KS
MO
LA
PA
VA
SC
ME
VT
NH
NJ
DE
AK
HI

24

Target Property Overview

PREFERREDAPARTMENT | COMMUNITIES

Acquisition Pipeline				
Property	Location	Size	Equity Need	Status
Oxford Summit	Atlanta, GA	345 units	~$12.7M (~62.9% LTC)	Contract Signed, awaiting completion of IPO

Property #1

- Located in Suburban Atlanta, GA in affluent North Fulton/South Forsyth submarket
- Property completed in 2007
- Property stabilized September 2008
- End of 2010 occupancy was 95%
- Gross Income has increased 5.29% since March 2010
- Modern amenity package includes pool, fitness center, cyber center, security gates

25

Target Property Overview

Acquisition Pipeline				
Property	**Location**	**Size**	**Equity Need**	**Status**
Oxford Rise	Philadelphia, PA	216 units	~$12.05M (~61.8% LTC)	Contract Signed, awaiting completion of IPO

Property #2

- Located in Suburban Philadelphia, PA in affluent North Chester County
- Property completed in 2009
- Property stabilized in June 2010
- End of 2010 occupancy was 94%
- Gross Income has increased 31% since March 2010
- Modern amenity package includes swimming pool, fitness center, cyber center

26

Investment Highlights

Experienced Organization led by John A. Williams

Assets Under Contract, Funds Fully Committed

No Legacy Assets

Robust Acquisition Pipeline

PREFERRED APARTMENT COMMUNITIES℠

Caps on Expenses

Stable Assets Offer Immediate Cash Flow

Structure Requires Distributions of 90% of REIT Taxable Income

Strong Multifamily Market Dynamics

28

ANNEX C-1

Directed Share Program Letter — Letter 1
March 14, 2011

«Title» «First_Name» «Last_Name»
«Address»
«City», «State»  «ZIP_Code»

Dear «First_Name»:

As you will recall, we had a conversation about our Preferred Apartment Communities REIT (PAC REIT.)  I have enclosed a preliminary prospectus for your review.  We are now slated to close the transaction in late March or early April.

As we discussed, the wind is at our backs for the apartment business.  We expect to pay an initial dividend of between 5% and 6% and this dividend should grow nicely as the fundamentals of our business continue to improve.  I hope you will join us with an investment.

I will be traveling on our road show; but, if you would like to discuss this with me please call Jodi (770-818-4102) and she will find me.

Thanks.

Sincerely yours,

John A. Williams

JAW/pc
Enclosure

C:	Mr. Allan Cruickshanks
Mr. Hayden McMillian

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  In particular, you should carefully read the risk factors described in the preliminary prospectus, in the final prospectus, in any related prospectus supplement and in the documents incorporated by reference in the preliminary prospectus, the final prospectus and any related prospectus supplement.  The registration statement has not been declared effective by the SEC and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the registration statement becoming effective and the filing of the final prospectus with the SEC.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively the issuer and the underwriters will arrange to send you the prospectus if you request it by calling Marty Gaia at (901) 251-1330 at Wunderlich Securities, Inc., 6000 Poplar Avenue, Suite 150, Memphis, Tennessee 38119.

DSP-1-1

ANNEX C-2

Directed Share Program Letter — Letter 2
March 14, 2011

«Title» «First_Name» «Last_Name»
«Address»
«City», «State»  «ZIP_Code»

Dear «First_Name»:

As you may recall, for sometime we have been working on forming a public REIT, Preferred Apartment Communities (PAC) to be listed on the American Stock Exchange (APTS).  We are beginning our road show and hope to close the transaction in late March or early April.

If you would like to buy shares under our “Friends and Family” allotment, please call Jodi at 770-818-4102 and she will help to coordinate getting you the required information.

In the meantime, we are enclosing a copy of our preliminary prospectus, which I urge you to review.

Sincerely yours,

John A. Williams
Chief Executive Officer
Preferred Apartment Communities, Inc.

JAW/pc
Enclosure

C:	Mr. Allan Cruickshanks
Mr. Hayden McMillian

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  In particular, you should carefully read the risk factors described in the preliminary prospectus, in the final prospectus, in any related prospectus supplement and in the documents incorporated by reference in the preliminary prospectus, the final prospectus and any related prospectus supplement.  The registration statement has not been declared effective by the SEC and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the registration statement becoming effective and the filing of the final prospectus with the SEC.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively the issuer and the underwriters will arrange to send you the prospectus if you request it by calling Marty Gaia at (901) 251-1330 at Wunderlich Securities, Inc., 6000 Poplar Avenue, Suite 150, Memphis, Tennessee 38119.

DSP-2-1

ANNEX C-3

Directed Share Program Letter — Letter 3
March 14, 2011

«Title» «First_Name» «Last_Name»
«Address»
«City», «State»  «ZIP_Code»

Dear «First_Name»:

As you may recall, for sometime we have been working on forming a public REIT, Preferred Apartment Communities (PAC) to be listed on the American Stock Exchange (APTS).  We are beginning our road show and hope to close the transaction in late March or early April.

If you would like to buy shares under our “Friends and Family” allotment, please call Jodi at 770-818-4102 and she will help to coordinate getting you the required information.

In the meantime, we are enclosing a copy of our preliminary prospectus, which I urge you to review.

Sincerely yours,

John A. Williams
Chief Executive Officer
Preferred Apartment Communities, Inc.

JAW/pc
Enclosure

C:	Mr. Allan Cruickshanks
Mr. Hayden McMillian

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  In particular, you should carefully read the risk factors described in the preliminary prospectus, in the final prospectus, in any related prospectus supplement and in the documents incorporated by reference in the preliminary prospectus, the final prospectus and any related prospectus supplement.  The registration statement has not been declared effective by the SEC and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the registration statement becoming effective and the filing of the final prospectus with the SEC.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively the issuer and the underwriters will arrange to send you the prospectus if you request it by calling Marty Gaia at (901) 251-1330 at Wunderlich Securities, Inc., 6000 Poplar Avenue, Suite 150, Memphis, Tennessee 38119.

DSP-3-1

ANNEX C-4

Form of Directed Share Program Letter — Letter 4
March 14, 2011

«Title» «First_Name» «Last_Name»
«Address»
«City», «State»  «ZIP_Code»

Dear «First_Name»:

Previously, we had indicated that we were in the process of forming Preferred Apartment Communities, Inc. an apartment REIT listed on the American Stock Exchange; ticker symbol APTS.  As you might recall, we ran into the end of the year holidays and we withdrew our transaction.  We are again planning on an IPO, to close the end of March or in early April.  I have enclosed a preliminary prospectus for your review.

This is a wonderful time to be in the apartment acquisition business.  We can, in many cases, buy below replacement cost. We have the wind at our backs for rental growth as well as strong NOI growth.  This increase in NOI should translate into exceptional increases in our dividend.  Our initial dividend should be between 5% and 6%; paid quarterly.  Our stock should open at approximately $10.00 a share.

If you would like to purchase stock and join our Friends and Family program, please call and coordinate your sales order with Jodi Willoughby at 770-818-4102.

We are excited about this opportunity and hope you will be able to join us.

Sincerely yours,

John A. Williams
Chief Executive Officer
Preferred Apartment Communities, Inc.

JAW/pc
Enclosure

C:	Mr. Allan Cruickshanks
Mr. Hayden McMillian

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  In particular, you should carefully read the risk factors described in the preliminary prospectus, in the final prospectus, in any related prospectus supplement and in the documents incorporated by reference in the preliminary prospectus, the final prospectus and any related prospectus supplement.  The registration statement has not been declared effective by the SEC and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the registration statement becoming effective and the filing of the final prospectus with the SEC.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively the issuer and the underwriters will arrange to send you the prospectus if you request it by calling Marty Gaia at (901) 251-1330 at Wunderlich Securities, Inc., 6000 Poplar Avenue, Suite 150, Memphis, Tennessee 38119.

DSP-4-1

ANNEX C-5

Form of Directed Share Program Letter — Letter 5
March 14, 2011

«Title» «First_Name» «Last_Name»
«Address»
«City», «State»  «ZIP_Code»

Dear «First_Name»:

Previously, you had committed to joining our Friends and Family program to purchase stock in Preferred Apartment Communities, Inc.  The company will be listed on the American Stock Exchange under the ticker symbol APTS.  We are now expecting to close in late March or early April.  As you know, we were delayed due to the Christmas and New Years holidays.

We think the wind is at our backs for the execution of Preferred Apartment Communities business plan.  Our initial dividend will be paid quarterly and is expected to be between 5% and 6%.  Due to strong fundamentals in our business plan we expect our dividend to grow nicely over time.

Thanks for your previous commitment.  Please confirm with Jodi Willoughby, at 770-818-4102, your desire to go forward with your stock purchase.

Sincerely yours,

John A. Williams
Chief Executive Officer
Preferred Apartment Communities, Inc.

JAW/pc
Enclosure

C:	Mr. Allan Cruickshanks
Mr. Hayden McMillan

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  In particular, you should carefully read the risk factors described in the preliminary prospectus, in the final prospectus, in any related prospectus supplement and in the documents incorporated by reference in the preliminary prospectus, the final prospectus and any related prospectus supplement.  The registration statement has not been declared effective by the SEC and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the registration statement becoming effective and the filing of the final prospectus with the SEC.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively the issuer and the underwriters will arrange to send you the prospectus if you request it by calling Marty Gaia at (901) 251-1330 at Wunderlich Securities, Inc., 6000 Poplar Avenue, Suite 150, Memphis, Tennessee 38119.

DSP-5-1